                                                                   Exhibit 99.01


Media Contact:  Cam L. Collova            Investor Contact:  Warren M. Posey
                VP, Corporate Relations                      Assistant Treasurer
                (717) 396-2169                               (717) 396-2216

                Tom Daly/David Kronfeld
                Kekst and Company
                (212) 521-4800

In Europe:      Seth Goldschlager
                Idees/Dialogue Conseil
                (33) 01-44-43-79-42

In Canada:      Ken Cavanagh
                NATIONAL Public Relations
                (514) 843-2386


             ARMSTRONG WORLD INDUSTRIES OFFERS CDN $23.00 PER SHARE

                      IN CASH FOR ALL SHARES OF DOMCO INC.

LANCASTER, PA, June 9, 1997 -- Armstrong World Industries, Inc. (NYSE: ACK) announced today its intention to commence an all cash offer to purchase all the outstanding shares of Domco Inc. (MSE:DOC; TSE:DOC) at CDN$23.00 per share, for a total purchase price of CDN$488 million representing a premium of almost 56% over Friday's closing price. The offer will include an offer for Domco's convertible debentures, warrants and other convertible securities of an equivalent basis. The offer is conditioned upon two-thirds of the outstanding shares on a fully-diluted basis being tendered in the offer, approval of the appropriate regulatory authorities and other customary conditions. The offer is not subject to financing and has been unanimously approved by Armstrong's Board of Directors. The offer will commence as soon as practicable after receipt of the shareholder list requested from Domco today.

This morning, Armstrong sent a letter to the Board of Directors of Domco, and another to the President of Sommer Allibert S.A., Domco's majority shareholder, describing its offer.

The texts of both letters follow.

Armstrong is a global manufacturer and marketer of interior furnishings, including floor coverings and ceiling systems, with sales of $2.156 billion in 1996.

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ARMSTRONG

GEORGE A. LORCH
CHAIRMAN and
CHIEF EXECUTIVE OFFICER

717/396-3463                                                June 9, 1997


Board of Directors
c/o Mr. Jean Malliotte, Chairman
Domco Inc.
1001 Yamaska Street East
Farnham, Quebec
Canada J2N 1J7

Gentlemen:

This morning, Armstrong World Industries, Inc. is announcing that it will commence an offer for all the outstanding shares and convertible securities of Domco Inc., a company which we have long regarded with great respect as a fellow participant in the flooring industry. We believe that our offer will be heartily welcomed by most of your shareholders and we hope that it will be considered seriously and regarded objectively by your controlling shareholder. My purpose in writing to you today is to inform you directly of our offer and to outline our thoughts as to why it makes such clear and indisputable sense, both from a business perspective and from the perspective of all those who have an interest in Domco, including all of its shareholders, its employees and the communities in which it operates.

The terms of our offer are simple: Armstrong will purchase all the outstanding shares (including convertible securities) of Domco for CDN$23.00 per share in cash, for a total purchase value of CDN$488 million, equivalent to US$354 million. Our offer will commence as soon as practicable. When commenced, the offer will be conditioned upon two-thirds of the outstanding shares on a fully-diluted basis being tendered in the offer, approval of the appropriate regulatory authorities and other customary conditions. All of the necessary financing is in place and our Board has unanimously approved the transaction.

Surely you will agree that our offer is extremely attractive for all Domco shareholders. At CDN$23.00 per share, it represents a premium of almost 56 percent over Friday's closing price. Our offer for Domco is substantially above the valuation of Domco implied in the Sommer Allibert-Tarkett transaction.

The logic of the business fit between Armstrong and Domco is compelling. The two companies have very complementary, high-quality product lines, with minimal overlap. We both have well



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regarded and recognized brands in an increasingly segmented marketplace. By uniting these product lines under one structure, both would be able to grow strongly and simultaneously along separate, parallel paths, with multiple distribution options in the U.S. and Canada, aided by the financial strength of Armstrong. The Domco factories would strengthen Armstrong's own universe of facilities, without redundancy, providing continued employment for its current work force. We could combine our technical expertise and achieve economies of scale of our operations across our corporate activities. Together, our two companies would combine to be one of the world leaders in the flooring products industry.

We also strongly believe that this offer will benefit all of Domco's constituencies more than will the complicated, highly-leveraged business combination with Tarkett A.G., a German flooring manufacturer, that Sommer Allibert S.A., your controlling shareholder, is currently proposing for all of its flooring assets. That transaction provides no value whatsoever to the minority shareholders of Domco, whose shares would simply continue to trade on the open market, with no premium from the transaction and little hope of reaping any additional benefit. Your new majority shareholder, Sommer Allibert-Tarkett, which will have separate groups of public minority shareholders, will compete with Domco directly in North America through Tarkett's existing North American operations. The potential for conflict between these two entities controlled by a combined Sommer Allibert-Tarkett is obvious.

Furthermore, as I explained above, we do not envision any manufacturing redundncies in our combination. This is extremely important for Domco employees. Such an excellent fit would not necessarily be the case if Domco becomes part of a Sommer Allibert-Tarkett entity, which was expressly pointed out by the principals in that transaction in press coverage at the time of its announcement.

Our combination would also be of particular importance to Quebec, which would enjoy increased export potential. This is a region to which Armstrong has already demonstrated its commitment over the past forty years. We expect to continue to manage Domco from Quebec.

We hope that you will agree that our offer is very attractive to all who would be affected by it. We believe the Domco Board's fiduciary duties to its constituencies require a full and objective consideration of our offer, a favorable recommendation and a consummation of our offer. We are open to discuss these matters with you in a manner which would be most productive to providing these better values for Domco and all of its constituencies.

Together, Armstrong and Domco would enjoy a bright future. As predominantly U.S. and Canadian participants in the same core businesses, Domco and Armstrong are much more

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suitable partners than Domco and Sommer Allibert-Tarkett, a holding company whose main activities are in Europe. I am confident that our two companies would mesh well in terms of products, distribution, facilities, workforce opportunities, technical capabilities and corporate culture.

I have attached the letter which we have sent to the President of Sommer
Allibert.

                                    Sincerely

                                    /s/ George A. Lorch
                                    George A. Lorch
                                    Chairman and Chief Executive Officer


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ARMSTRONG

GEORGE A. LORCH
CHAIRMAN and
CHIEF EXECUTIVE OFFICER


717/396-3463

                                  June 9, 1997



Monsieur Marc Assa
President du Directoire
Sommer Allibert
2, rue de I Egalite
92748 Nanterre Cedex
France

Dear Mr. Assa:

This morning, Armstrong World Industries, Inc. is announcing that it will commence an all cash offer for all the outstanding common shares and convertible securities of Domco Inc., in which Sommer Allibert S.A. has a majority equity interest. My purpose in writing to you today is to inform you directly of our offer and to explain why it makes such clear and indisputable sense, both from a business perspective and from the perspective of all those who have an interest in Domco, including Sommer Allibert, Domco's public shareholders, its employees and the communities in which it operates.

The terms of our offer are simple: Armstrong will purchase all the outstanding shares (including convertible securities) of Domco for CDN$23.00 per share in cash, for a total purchase value of CDN$488 million, equivalent to US$354 million. Our offer will commence as soon as practicable. When commenced, the offer will be conditioned upon two-thirds of the outstanding shares on a fully-diluted basis being tendered in the offer, approval of the appropriate regulatory authorities, and other customary conditions. All of the necessary financing is in place and our Board has unanimously approved the transaction.

The logic of the business fit between Armstrong and Domco is compelling. The two companies have very complementary, high-quality product lines, with minimal overlap. We both have well regarded and recognized brands in an increasingly segmented marketplace. By uniting these product lines under one structure, both would be able to grow strongly and simultaneously along separate, parallel paths, with multiple distribution options in the U.S. and Canada, aided by the financial strength of Armstrong. The Domco factories would strengthen Armstrong's own universe of facilities, without redundancy, providing continued employment for its current work force. We could combine our technical expertise and achieve economies of scale of



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our operations across our corporate activities. Together, the two companies would be one of the world leaders in the flooring products industry.

Over the course of the past 12 months, as you know, Armstrong and Sommer Allibert have been in serious and extensive discussions in which we explored a variety of business transactions. In direct response to your invitation and solicitation, and with the understanding that you were negotiating only with us, on April 17 we submitted a proposal to Sommer Allibert to purchase its worldwide flooring and wall covering business. This of course included a proposal for all of Domco, including the minority shares, and totaled US$775 million (FF4.5 billion). After making what you yourself characterized as a full and fair proposal, we waited in good faith for your response.

Therefore, after having serious discussions with you for such an extended period of time, and having been exclusively invited to submit a proposal under the mutual restrictions of a confidentiality agreement, we were disappointed when you, less than 48 hours after our proposal was rejected, announced that Sommer Allibert would enter into a complicated, highly-leveraged business combination with Tarkett A.G., a German flooring manufacturer. Tarkett offered US$562 million (FF3.3 billion) for Sommer Allibert's flooring assets, substantially less than the amount proposed by Armstrong on a comparable basis. This transaction, you later informed us, was negotiated at the same time you requested us to make our proposal. Even more striking, the Sommer Allibert-Tarkett transaction provides no value whatsoever to the minority shareholders of Domco, compared to our prior proposal, through which they would have enjoyed a significant premium to the price at which their shares were trading, and continue to trade. Indeed, it is unclear whether or not the Domco Board ever reviewed or was even ever informed of our prior proposal. And I must say, we were shocked and disappointed that our confidentiality agreement with Sommer Allibert was so obviously violated.

Our new offer today is only for the North American operations controlled by Sommer Allibert, represented by Domco, whose shares are traded publicly. This offer reflects our continued effort to provide you with yet another avenue for enhancing shareholder value; at the same time, Sommer Allibert would preserve its operational involvement in this industry on a worldwide basis.

Surely you will agree that our offer is extremely attractive for all Domco
                                                                 ---
shareholders. At CDN$23.00 per share, it represents a premium of 56 percent over Friday's closing price. Our offer for Domco is substantially above the valuation of Domco implied in the Sommer Allibert-Tarkett transaction.

Our offer will not only be highly preferable for Domco shareholders; it should also be beneficial for all of Sommer Allibert's shareholders, who have seen an unenthusiastic response by the marketplace to your plans, and a fall in the value of their shares by approximately 7 percent since your acquisition plans with Tarkett were announced on May 28. By providing more value, in a significantly shorter time frame, for Sommer Allibert's Domco holdings, it will benefit your shareholders and will even provide value for shareholders of Tarkett by reducing the leverage




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that would be placed upon Sommer Allibert in its currently contemplated business combination with Tarkett.

Of course, the offer would also be highly beneficial to Domco's employees and the communities in which it operates, as I explained above. We do not envision any manufacturing redundancies in our combination. This would not necessarily be the case if Domco remained as part of the Sommer Allibert-Tarkett entity, as was intimated by principals to the transaction in press coverage at the time of Sommer Allibert's announcement.

We hope that you will agree with us that this transaction is very attractive to all the many constituents who will be affected by it. We believe that the fiduciary duties to these constituencies of the respective Boards of Sommer Allibert and Domco require a full and objective consideration, and consummation, of our offer. We are open to discuss these matters with you; our strong preference is to enter into a negotiated transaction.

We look forward to hearing from you as soon as possible.

                                    Sincerely,

                                    /s/ George A. Lorch
                                    George A. Lorch
                                    Chairman and Chief Executive Officer



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